Exhibit 10.1

| 2007-2008 Board Year

>>    Compensation for Non-Employee Directors

Overview

The EDS Compensation Plan for Non-Employee Directors is designed to recognize and reward the important contributions you make as a board member guiding and directing the company.

Your compensation as a Non-Employee Director is awarded as an all-inclusive annual retainer. You can elect to receive the annual retainer as a lump-sum cash payment, as EDS equity, or you can elect to defer receipt of all or part of your annual retainer until after your service as an EDS Director has ended. You are encouraged to elect at least half of your compensation in the form of EDS equity, enabling you to reap the benefits of the decisions you make as an EDS Director and more closely align your interests with those of our shareholders.

Payment is made at the beginning of each board year, typically at or following the annual shareholders’ meeting. If a Non-Employee Director is elected to EDS’ Board during the board year, he or she will receive prorated compensation upon election and will have 30 days from his or her first scheduled Board meeting to elect the form of payment.

If your tenure as a Non-Employee Director should end for any reason prior to the completion of 24 months of board service (except as a result of death or disability), your compensation (cash, restricted stock, and/or deferred compensation) will be prorated for the board year in which your service ends. The amount prorated, and any overpayment due to EDS, will be determined based on the number of full months you served during such board year. In the event of your death or disability, your compensation will not be prorated and any unvested equity will be immediately vested.

Annual Retainer

Your annual retainer (or compensation) is determined as follows:

1. Base Retainer: You will receive an all-inclusive base retainer of $200,000 per board year, which compensates you for the day-to-day time and energy you spend supporting our shareholders and advising EDS management.

2. Committee Chairperson Retainer: You will receive an additional retainer of $15,000 per board year if you serve as a chairperson for one of the standing board committees.

Payment Form

Your compensation can be delivered in any combination of the following forms of payment:

1. Lump-Sum Cash Payment – You may receive your compensation as a lump-sum payment at the commencement of the board service year, which occurs at each annual shareholders’ meeting.

2. Restricted Shares of EDS Stock – You may choose to convert your compensation into restricted shares of EDS stock with a 110 percent face value. If this alternative is elected, the number of shares granted to you will be determined by multiplying the elected amount by 110 percent and then dividing that amount by the grant price. For the 2007-2008 board year, the grant price is determined by averaging the high and low trade price of EDS stock on May 1, 2007. Vesting occurs over three years, with one-third vesting each year on or about the anniversary of the grant date. The value of your vested shares will be taxable as income to you on the vesting date and will be reported annually on IRS Form 1099. Upon vesting, shares are held on account at The Bank of New York (BNY), the transfer agent for EDS. You will receive dividends (or dividend equivalents) on all of your vested and unvested restricted shares at the same time dividends are paid to shareholders. You may access your BNY account by going to www.stockbny.com or calling 1 800 250 5016.

3. EDS Deferred Compensation Plan for Non-Employee Directors – You may elect to defer your compensation into the EDS Deferred Compensation Plan for Non-Employee Directors (“Plan”), which enables you to defer receipt of payment (and taxes) until after your service as an EDS Director has ended. In order to defer any compensation you earn as a Non-employee Director for the 2007-2008 board year, your deferral election form must be returned to EDS on or before December 31, 2006. The Plan offers two accounts in which you may invest your deferred compensation: the Interest-Bearing Account and the Phantom Stock Account. You may choose to defer your compensation into either or both accounts.

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Interest-Bearing Account: Deferrals into this account will be credited at 100 percent of the face value of the deferred compensation on May 1, 2007, and will earn interest that is compounded monthly and credited to the account on the last day of each month. The interest rate is an annual rate established by multiplying the Federal Long-term Rate in effect for January by 120 percent, and is adjusted each calendar year.

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Phantom Stock Account: Deferrals into this account will be converted into phantom stock units of EDS common stock and will be credited at 110 percent of the face value of the deferred compensation. The number of phantom stock units credited to your account is determined using the average of the high and low trade price of EDS stock on May 1, 2007. Additional phantom stock units will be credited to your account representing dividend equivalents on your phantom stock units at the same time dividends are paid to shareholders.

Your account balance in the Plan will be distributed to you as a cash payment that will commence within 60 days after your service as an EDS Director has ended. The cash payment will represent the fair market value of your account balance (both the interest-bearing and phantom stock accounts) on your last day of service as an EDS Director, plus accrued interest through the payment date. Your account balance will be distributed to you in accordance with your irrevocable distribution election on file, payable in one of the following distribution methods:

1. Lump-sum payment,

2. Three annual installments, or

3. Five annual installments.

Stock Ownership Guidelines

Owning stock in EDS closely aligns your interests with those of our shareholders and allows you to reap the benefits of the value you help create. As a Non-Employee Director, you are expected to achieve and maintain a stock ownership level equivalent to two times your Annual Retainer ($400,000 in total) during your board service. You have until the beginning of the 2009-2010 board year, or five years from your election to the board (whichever is later), to achieve this stock ownership level. You have many ways to accumulate EDS equity. The value of your EDS equity holdings will include:

•	Shares held outright

•	Phantom stock units

•	Restricted stock awards

•	In-the-money value of stock options

Your stock ownership will be reviewed and reported to you each January. Although these guidelines establish a minimum expectation of EDS stock ownership, you are encouraged to increase your EDS stock ownership beyond this guideline.

For Additional Information

If you have any questions, please contact Michael E. Paolucci, Vice President, Global Compensation and Benefits, at 972 605 1646.